CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is dated as of January 1, 2005 ("Effective Date") and is entered into by and between Morningstar Associates, LLC, a Delaware limited liability company ("Consultant"), and USAllianz Advisers, LLC, a Minnesota limited liability company ("USAllianz"). Each of Consultant and USAllianz is an investment adviser registered as such with the Securities and Exchange Commission ("SEC") under the Investment Advisers Act of 1940 ("Advisers Act").
Recitals

1) This Agreement pertains to the management of the funds of the USAllianz Variable Insurance Products Fund of Funds Trust (the "Funds", and individually a "Fund"). USAllianz is the investment adviser to the Funds. The Funds are offered exclusively through variable insurance products (the "Contracts") offered by insurance company affiliates of USAllianz.
2) The Funds are structured as "funds of funds" and invest primarily in underlying mutual funds.
3) The Funds are designed to have differing risk and volatility tolerances and corresponding differing underlying portfolios of investments.
4) USAllianz wishes to retain the services of Consultant with regard to preparing statistical and other factual information pertaining to asset allocation and modeling of the Funds' portfolios.
5) Potential Fund portfolio investments will be identified by USAllianz, and risk and volatility parameters for each Fund will be established by USAllianz. Based on this information, Consultant will prepare hypothetical asset allocation models. All determinations regarding the purchase or sale of a specific security by a Fund will be made by USAllianz. The Consultant will not have authority to enter trades for a Fund.

The parties agree as follows:

Products and Services: For purposes of this Agreement, the Consultant shall provide the following products and services:

     o Consultant will help USAllianz design a supplemental questionnaire to be used by USAllianz with its clients.

     o Consultant will provide to USAllianz reports containing an analysis of possible asset allocation configurations for the Funds based upon portfolio investments and investment objectives identified by USAllianz.

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     o From the series of available Investment Options listed in the then-current USAllianz Contract prospectuses (the "Investment Options'), Consultant will use its methodology to prepare models for USAllianz regarding in which of those Investment Options the Funds might invest.

     o Consultant will provide ongoing analysis regarding potential rebalancing amongst the Investment Options.

     o Consultant may occasionally review and provide analysis regarding potential replacements to the Investment Options where appropriate.

     o Consultant will provide quarterly monitoring reports of both a quantitative and qualitative nature on the Investment Options invested in by the Funds and annual reports of a similar nature on those Investment Options not invested in by the Funds.

     o The parties will work together to design marketing materials regarding Consultant's specific role with respect to the products and services provided.

     o Consultant will provide a mutually agreed-upon amount of marketing support in conjunction with this Agreement and will participate in up to 12 meetings annually.

For the purposes of this Agreement, USAllianz shall provide Consultant information on the portfolio holdings of Investment Options where available.

It is the intent of this Agreement that the Consultant shall provide services of the type set out in Investment Company Act Section 2(a)(20)(ii).

LICENSE GRANT:

Consultant hereby grants USAllianz a non-exclusive, limited license to use the products and services furnished by Consultant in accordance with the terms of this Agreement. USAllianz may not strip out data, methodology, and/or other intellectual property contained within the products and services furnished by Consultant, and use it for any other purpose.

Consultant hereby represents that the analyses that it provides to USAllianz with regard to the Funds are formulated independently, and that Consultant's analysis is prepared in the best interest of the pertinent Fund.



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COMPENSATION: For its services to USAllianz and to the Funds, effective
April 29, 2005, USAllianz will pay Consultant the following compensation, payable monthly:

              0.12% OF THE FIRST $500 MILLION OF AVERAGE DAILY NET ASSETS OF THE FUNDS, COMBINED; 0.11% OF THE NEXT $500 MILLION OF AVERAGE DAILY NET ASSETS; AND 0.10% IN EXCESS OF $1 BILLION OF AVERAGE DAILY NET ASSETS.

              FOR THE PERIOD APRIL 29, 2005 THROUGH DECEMBER 31, 2005, IF THE ASSET-BASED FEES SPECIFIED ABOVE HAVE NOT EXCEEDED $233,333, USALLIANZ WILL PAY CONSULTANT THE DIFFERENCE BETWEEN $233,333 AND THE ASSET-BASED FEES PAID IN THE FIRST YEAR OF THE AGREEMENT.

              FOR THE PERIOD JANUARY 1, 2006 THROUGH DECEMBER 31, 2006, IF THE ASSET-BASED FEES PAID DURING THE SECOND YEAR HAVE NOT EXCEEDED $500,000, USALLIANZ WILL PAY CONSULTANT THE DIFFERENCE BETWEEN $500,000 AND THE ASSET-BASED FEES PAID DURING THE SECOND YEAR OF THE AGREEMENT.

              FOR THE PERIOD JANUARY 1, 2007 THROUGH DECEMBER 31, 2007, OR DURING ANY RENEWAL TERM, IF THE ASSET-BASED FEES PAID DURING THE THIRD YEAR HAVE NOT EXCEEDED $650,000, USALLIANZ WILL PAY CONSULTANT THE DIFFERENCE BETWEEN $650,000 AND THE ASSET-BASED FEES PAID DURING THE THIRD YEAR OF THE AGREEMENT.

In addition, effective January 1, 2005, for quarterly qualitative monitoring of the Investment Options and annual qualitative monitoring of the Funds and Investment Options, payable quarterly:

          $75,000 PER QUARTER DURING THE TERM OF THE AGREEMENT OR
          DURING ANY RENEWAL PERIOD.

 In addition, USAllianz will reimburse Consultant for any of its reasonable disbursements directly related to this Agreement, such as travel expenses and transportation, which reimbursements shall be made within thirty (30) days of receipt of an invoice in good order from Consultant. Consultant acknowledges and agrees that all requests for reimbursement shall be billed to USAllianz at Consultant's actual cost. Consultant agrees that any airfare charges will be billed at standard coach rates.

ADDITIONAL REPRESENTATIONS AND WARRANTIES

Consultant represents and warrants that: (i) it, and its officers, directors, employees, associated persons and agents, possess all necessary licenses and registrations to enter into and perform this Agreement; (ii) it complies and will continue to comply in all material respects with applicable laws, rules and regulations pertaining to the services provided pursuant to this Agreement; and
(iii) it treats confidentially and as proprietary information of the relevant Fund all records and information relative to that Fund, and will not use such records and information for any purpose


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

other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by USAllianz which approval shall not be unreasonably withheld and may not be withheld where Consultant may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by USAllianz. Consultant hereby agrees to indemnify USAllianz and the Trust, their officers, directors, trustees, employees, associated persons, agents and control persons, against any damages, losses, penalties, fines, fees or expenses (including reasonable attorney fees) resulting from any material breach of Consultant's representations and warranties set forth above.

USAllianz represents and warrants that: (i) it, and its officers, directors, employees, associated persons and agents, possess all necessary licenses and registrations to enter into and perform this Agreement; (ii) it complies in all material respects with all applicable laws, rules and regulations; and (iii) it treats confidentially and as proprietary information all records and information relative to the Consultant's methodology in determining its recommendations and the analysis it performs on the Funds and Investment Options, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Consultant which approval shall not be unreasonably withheld and may not be withheld where USAllianz may be exposed to civil or information by duly constituted authorities, or when so requested by Consultant. USAllianz hereby agrees to indemnify Consultant, its officers, directors, employees, associated persons, agents and control persons, against any damages, losses, penalties, fines, fees or expenses (including reasonable attorney fees) resulting from any material breach by USAllianz of such representations and warranties.

RECORDKEEPING, NOTIFICATION AND REGULATORY APPROVAL:

Consultant agrees to maintain complete and accurate books and records with respect to its services described hereunder and will preserve such books and records for a period of not less than six years. Consultant also agrees that records it maintains and preserves in connection with its services hereunder will be provided promptly to USAllianz upon their request. Consultant further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the relevant Funds are being conducted in accordance with applicable laws and regulations. Consultant will furnish USAllianz with such periodic and special reports regarding the Funds as they may reasonably request.

Consultant will immediately notify USAllianz in the event that Consultant or any of its affiliates: (1) becomes aware that it is subject to a legal disqualification that prevents Consultant from rendering products and services pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. Consultant further agrees to provide written notice to USAllianz immediately of any material fact known to Consultant respecting or solely relating to Consultant that is not contained in the Registration Statement regarding the Funds, or any amendment or supplement thereto, but


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that may be required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect, provided, however that USAllianz will provide Consultant with reasonable written notice of the Registration Statement, any amendment or supplement thereto as the same may change from time to time.

USAllianz will immediately notify Consultant in the event that USAllianz or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents it from complying with its duties and obligations under this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority that affects its ability to comply with its duties and obligations under this Agreement.

TRADEMARKS: With Consultant's review and approval, the following trademarks may be used in association with the products and services to be provided under this
Agreement:

Morningstar

a.       Use of Trademarks:

Each party must obtain the other party's permission prior to any use of its name, logo, trademarks, or data. Consultant and USAllianz will submit such materials to the other for its review prior to any printing or dissemination.

b.       Description of Consultant:

In connection with the provision of products and services pursuant to this Agreement, USAllianz agrees not to use the term "investment adviser" or "investment sub-adviser" in any communication to the public but rather will use the terms "consultant," "asset allocation consultant" or similar terms.

NOTICES AND DISCLAIMERS:

(a) Unless the parties otherwise agree in writing, the following statement shall appear at least once on each piece of marketing material which references Consultant, the products and services to be provided under this Agreement, or Morningstar, Inc.:

                  [Copyright(C) [Insert date of publication]] Morningstar Associates, LLC. All Rights Reserved. (use the foregoing copyright notice as applicable if Morningstar is the author of the piece or if the piece contains Morningstar's data). The information, data, analyses and opinions contained herein (a) include confidential and proprietary information of Morningstar Associates, LLC or, pursuant to a licensing agreement, Morningstar, Inc., (b) may not be copied or redistributed for any purpose, (c) are provided to USAllianz solely for USAllianz's use or the use of USAllianz's authorized agents and contractors with customers of USAllianz, its agents and contractor purposes, and (d) are not warranted or represented to be correct, complete, accurate or timely. Past performance is no guarantee of future


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

                  results. Information contained herein that has been provided by Morningstar Associates, LLC reflects factual data proprietary to Morningstar Associates, LLC, or its affiliate, Morningstar, Inc. Morningstar Associates, LLC and/or Morningstar, Inc. provide this data in the capacity of a consultant to USAllianz.

ADVERTISING STANDARDS APPLICABLE TO MUTUAL FUND AND VARIABLE ANNUITY MARKETING.

Consultant will assist USAllianz in USAllianz' development of appropriate marketing materials with respect to Consultant's role with respect to the Funds. USAllianz will be responsible for any and all production, shipping and other like charges relating to these USAllianz marketing materials. The details of these arrangements will be mutually agreed upon by the parties. The parties agree that any such marketing materials shall not refer to Consultant as an "investment adviser," "investment sub-adviser" or similar term with respect to the Funds.

In its production of sales material relating to the Funds, the following non-exclusive standards apply:

(i) If Consultant is identified in sales material, the sales material will clearly state that Consultant provides the products and services, as described in this Agreement. USAllianz will not use any trademarks of Morningstar, Inc. or Consultant in a way that is likely to cause confusion regarding the provider of the products and services.

(ii) Sales material will not imply that the arrangements between Consultant and USAllianz are "exclusive."

(iii) Sales material will not imply that Consultant or Morningstar, Inc. "endorses" USAllianz, the variable annuity product related to USAllianz, or the portfolio managers of the Investment Options.

(iv) Sales material will not imply any relationship between or endorsement by Consultant of any insurance feature of a variable annuity or variable life product related to USAllianz.

(v) Sales material will indicate that USAllianz serves as investment adviser to the Funds.

USAllianz agrees that it will submit, where applicable, all sales materials subject to this Agreement to the Advertising Regulation Department of the National Association of Securities Dealers, Inc. ("NASDR") for review, as required by the NASD's rules of conduct. USAllianz further agrees that it will provide to Consultant a copy of any comment letter provided by NASD's Advertising Regulation Department to USAllianz or its affiliates in relation with such marketing materials. USAllianz or its affiliates shall be responsible for maintaining all records relating to sales material, as required by the NASD.



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FINANCIAL REPORTS:

USAllianz shall furnish to Consultant quarterly financial reports detailing the assets under management for the Funds.

TERMINATION AND RENEWAL:

The term of this Agreement shall begin on the Effective Date and shall continue for the period through December 31, 2007 (Initial Term).

AGREEMENT GOVERNANCE

This Agreement may not be assigned without the written consent of the non-assigning party, and any purported assignment violating this provision will be void. If any provision of this Agreement is or becomes inconsistent with any present or future law, rule or regulation of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, the provision will be deemed rescinded or modified in accordance with any such law, rule or regulation. In all other respects, this Agreement will continue in full force and effect. No provision of this Agreement may be waived or modified unless in writing and signed by the party against whom such waiver or modification is sought to be enforced. Either party's failure to insist on strict compliance with this Agreement or any continued course of conduct on its part will in no event constitute or be considered a waiver by such party of any right or privilege. This Agreement contains the entire understanding between the parties concerning the subject matter of this Agreement. The representations, warranties and obligations of the parties hereunder will survive the termination of this Agreement. Consultant and USAllianz are independent contractors and nothing herein shall be construed as constituting a joint venture, partnership or employment relationship. No person other than the parties to this Agreement shall acquire or have any right under or by virtue of this Agreement.


USALLIANZ ADVISERS, LLC                 MORNINGSTAR ASSOCIATES, LLC


By:  /s/ Jeffrey Kletti                 By:  /s/ Patrick Reinkemeyer

Name:  Jeffrey Kletti                   Name:  Patrick Reinkemeyer

Title:  SVP                             Title: President

Date: 6/20/05                           Date: 6/21/05



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